UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2008

GREEN BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	0-14289	62-1222567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Main Street, Greeneville, Tennessee	37743-4992
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (423) 639-5111

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On December 2, 2008, Green Bankshares, Inc., a Tennessee corporation, issued the press release filed herewith as Exhibit 99.1, announcing that its Board of Directors has declared a regular quarterly dividend of $0.13 per share, payable on December 19, 2008, to shareholders of record as of December 12, 2008.

Additionally, the Board has declared a special year-end stock dividend equal in value to the special year-end cash dividend of $0.16 per share paid in the fourth quarter of 2007.  The stock dividend, to be paid on December 29, 2008, is based upon the average closing price of $17.29 per share on Green Bankshares' common stock for the 30-day trading period ended on December 1, 2008, resulting in a stock dividend rate of 0.9254% share of common stock.  Thus, each shareholder will receive one new share for every 108 shares held on the record date of December 13, 2008. Since the record date of the cash dividend precedes the record date of the stock dividend, the incremental shares received in the stock dividend will not receive a cash dividend distribution during the fourth quarter.

Fractional shares associated with the stock dividend will be paid in cash to all registered shareholders based upon the closing prices of the stock on the record date.  Fractional shares will be credited to the account of all other shareholders, including those enrolled in the Company's dividend reinvestment plan and those shares held in brokerage accounts.

Item 9.01     Financial Statements and Exhibits.

   (d)    Exhibits.

  99.1      Press release dated December 2, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BANKSHARES, INC.

		By:	/s/ James E. Adams
		Name:	James E. Adams
		Title:	Executive Vice President and
Chief Financial Officer

Date:	December 2, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated December 2, 2008.